
KEG CREDIT
hops & grain brewing
AUSTIN HOPS & GRAIN BREWING TEXAS
KEG CREDIT

JOIN THE HOPS AND GRAIN COMMUNITY

Raised $1,000,000 from 555 investors on August 2016

Gold Medal winning craft brewery in Austin, Texas

Hops & Grain is a local Texas brewery. We brew and package all of our beers on-site and sell them throughout Austin and the surrounding areas. After 5 years of expansion in our current facility, we have finally reached max capacity and are now looking to double our capacity with a new brewery. The investment will be in a new LLC to develop the new tap room and brewery in San Marcos, TX.

food alcohol brewery bars & clubs



Josh Hare
CEO
Creator of an award winning staple in the Austin beer scene. Built sustainable practices into all aspects of business (canning beer not bottling it, donating 1% of profits to environmental causes).


The Hops and Grain Story

Why you may want to invest

1. 2015 Revenue of first tap house: $1,916,091.
2. Investment: New tap room / brewery right next to Texas State Univ. (30,000 students).
3. Capacity of new facility: 20,000 barrels.
4. Powered 100% by wind energy.

Our Ambition

Since Day 1 our goal has been to craft high quality beers that tell a compelling story and go beyond our customers' expectations. We operate a full time on-site laboratory and craft some of the most exciting and innovative beers in Texas in pursuit of this goal - efforts we plan to double in San Marcos. And our customers love us: we've had 100% year over year growth in our first location since 2011.

hopsandgrain.com

Austin, TX

Why I Like Hops and Grain

I love Hops & Grain for so many reasons. It first starts with the beer which is delicious; the kind of delicious that brings a smile to your face. The Hops & Grain team continues to create new beers that amaze. Yet, as good as their products are; they are not the reason that Hops & Grain is a remarkable company.

As an investor, I have had first-hand exposure to how and why the Hops & Grain brand has been successful. It starts with Josh Hare, the CEO and founder who is committed to creating a culture that allows his employees to flourish. Josh embodies his company's commitment to continually evolving. Early on, he discovered the importance of motivated employees and the... READ MORE



Steve Wanta

INVESTOR IN HOPS & GRAIN (AUSTIN) AND CO-FOUNDER / CEO AT JUST

Josh Hare isn't your average beer brewer. The former triathlete has been brewing since he was 17, and the East Austin brewery that he runs with his wife, Meg, has already earned a strong reputation for great beer and a commitment to the environment.

ZAGAT

Fingers crossed that, by the end of the year, we will all have the opportunity to pull up a stool and sample the sweet ambrosia Hare has been perfecting for the past decade of his life.

Culture Map Austin

The best beer in Austin? Experts boldly declare the city's top brew

Declaring which of Austin's many craft beers is the best is a bold move, but Livability.com has taken on the task with 99 Beers in 99 Cities. The report determines our standing as a beer city - and proclaims the best craft brew in town. U.S.

May 15, 2016 @ austin.culturemap.com

Hops and Grains: Unexpectedly inspired brews (and biscuits)

If it's true that good things come to those who wait, we can hope that this holds true for the owner, founder, and head brewer of Hops and Grain, Josh Hare.

April 29, 2016 @ austin.culturemap.com

Hops & Grains: Austin Brewery Brings Beers to Stores in SA | SavorSA

Austin-based brewery Hops & Grain announces it is now bringing its sustainably brewed beers to stores in San Antonio and neighboring communities. New distribution locations include two Spec's locations in San Antonio and Broadway

April 28, 2016 @ savorsa.com

Porter Culture Porter | Hops and Grain Brewery

Porter Culture Porter is a Baltic Porter style beer brewed by Hops and Grain Brewery in Austin, TX. 85 out of 100 with 14 reviews, ratings and opinions.

April 28, 2016 @ beeradvocate.com

Behind the Hop Harvest: Josh Hare Founder Hops and Grain

Since opening in 2011, Hops and Grain has become an award winning staple in the Austin beer scene. With the release of their coveted Greenhouse IPA series in cans in 2014, they have become a series hop forward contender in the Austin beer market.
October 1, 2015 @ craftbeeraustin.com

Hops & Grain's Josh Hare on 'Nailing Your Core Styles'

East Austin craft brewery Hops & Grain recently celebrated its two year anniversary, and Eater spoke with owner Josh Hare about what's next in the beer world and in the Austin beer scene.
October 17, 2013 @ austin.eater.com

Day in the Life: Hops and Grain's Josh Hare

Josh Hare isn't your average beer brewer. The former triathlete has been brewing since he was 17, and the East Austin brewery that he runs with his wife, Meg, has already earned a strong reputation for great beer and a commitment to the
August 29, 2013 @ zagat.com

Hops and Grains Set to Brew; A Flying Carpet Moves

BREWING - Hops and Grain announced today that they are finally able to start brewing a year after opening their warehouse. Expect very, very good things to come! [@hopsandgrain] CENTRAL - Texas Sake Company will be celebrating their
September 30, 2011 @ austin.eater.com

Brewing the Best Beer in Central Texas

People love our beer, but they also love our story. And that story is about community so we're expanding our community with a new tap room in San Marcos, TX.
Rather than saying, “These are our beers, enjoy it or not.” We open our doors, invite people in, and hear what they want. There are aspects of our beer that scream Austin: because it was crafted by and for the people of Austin.




PALE DOG
A PALE ALE
AMERICAN
GREEN HOUSE
INDIA PALE ALE
ZOE
A PALE LAGER
AFFABLE
Porter Culture
DECOROUS
ALT
ERATION
german-style


hops
&grain
craft beer sustainability
TAPROOM


ZOE
A PALE LAGER
Culture
GREEN HOUSE
INDIA PALE ALE
AUSTIN HOPS & GRAIN TEXAS



The Beginning: Beers and Bikes

I started brewing beer since before I was legally able to enjoy it—in my college dorm room. Since graduation, I've been a professional triathlete, helped found Rogue Running, and taught 7th grade science. But I never stopped thinking about beer. In 2011, I finally scratched that itch and opened Hops & Grain.




HOPS & GRAIN
BREWING





Say Hello to Our Beers

I write all of our recipes myself, but it really starts from my conversations with our customers—they tell me what flavors they've been craving or the crazy ideas they have. Our product lineup is a reflection of our biggest fans.


78702

78702

78702 is brewed in the style of a traditional Kolsch. This German style brew is blonde in color, bright and clear with a lasting white foam head. It has a refreshing medium hop bitterness upfront and clean and crisp finish.


ALT
ERATION

ALT-eration

Our 2012 World Beer Cup Gold Medal winning Altbier is brewed with old world techniques, quality German malts and noble hop varieties. It undergoes a multiple temperature mashing program to make a classic upfront maltiness with a clean, crisp finish.


GREEN
HOUSE

Greenhouse IPA

The Greenhouse is a breeding ground. Each month we'll release around 300 cases per batch and each month we'll change the hop varieties that we use for dry-hopping in order to give you a different aroma and flavor experience with every new batch.


Porter
Culture
DECOROUS

Porter Culture

Our Baltic Porter starts with a base of Pilsner and Munich malts and we layer in chocolate wheat and de-bittered black malt to provide flavors of coffee, dark chocolate, raisins, and just a hint of roast. A neutral yeast profile lets the malts take center stage.


MOSAIC
VIBRANT

A Pale Mosaic

American style IPA showcasing a fairly new hop variety called Mosaic. The beer begins with a base of German Pale Ale and we dry-hop with Mosaic, Simcoe, and Nugget to deliver a clean and complex finish with notes of pine resin, grapefruit pith, and blueberries.


PALE DOG
AMERICAN

Pale Dog

Pale Dog is full of malt character with a dry, crisp, and hoppy finish. We start with a base of the highest quality 2 Row malted barley and blend with a small amount of Vienna and Caramel malts to add distinct character and a mouthful of hoppiness.


ZOE
AFFABLE

The One They Call Zoe

It's similar to old world German lagers but dry-hopped to add an extra layer of complexity. Zoe is based on pale and vienna malts, with a beautiful white layer of foam resting on top, delivering floral and citrus dry-hop aromatics with every sip.

Our First Location: Austin, TX

We didn't anticipate the overwhelming response when we started selling our beer. We, almost overnight, were completely sold out. Having lived and fallen in love with Austin, I knew it was the perfect location for us. Our customers proved that gut feeling right.


hops
&grain
brewing







Growth in Austin (Separate Entity, Same Brand)

Over the past two years we've increased revenue from under $60k per month to over $200,000 per month. We've also perfected our production processes, widened margins from 33% to 78%, and fostered a community of fun-loving, quality beer fans. We plan to replicate this model with our new entity in San Marcos.

Revenue graph for location 1. San Marcos location hasn't opened yet.


$700K
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$200K
$0
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$0
Revenue Q1 2016: $657,265
Cost per Barrel Q1 2016: $75.38
Revenue Growth / Quarter: 19%
Q1 '14
Q2 '14
Q3 '14
Q4 '14
Q1 '15
Q2 '15
Q3 '15
Q4 '15
Q1 '16
Quarterly Revenue
Cost per Barrel (330 Cans)

Invest in Our New Location (New Entity, Same H+G Brand)

Our Austin brewery is established. We've spent five years crafting high quality local beer at a great price. Now we're ready to expand with an all new tap room in San Marcos, TX, steps from Texas State University and 30,000 beer thirsty students.


Texas State University
hops & grain brewing
San Marcos
Spring Lake
Bobcat Stadium
Strahan Coliseum
Sewell Park
City Park
Purgatory Creek
E Hopkins St
University Dr
Aquarena Springs Dr

Join Us for a Drink

May 17th, 2016

It's an exciting time to be a small business owner and an even more exciting time to be a small business owner in the craft beer industry! We thrive as a brewery because our customers love to hear our story. That story revolves around our community and without that strong support base we wouldn't be where we are today. With that commitment to community, we're incredibly excited to be able to raise funds for the next phase of our growth through this crowdfunding platform. Enabling anyone interested to invest in our company, not just the wealthiest investors, is incredibly gratifying and truly encapsulates our company culture. We are committed to brewing the highest quality beer that we can and serving it fresh for our customers to enjoy. Quality beer is what has enabled our industry to experience rapid growth and we're confident that our commitment to quality will enable us to sustain our growth into the future. I'm very excited for the opportunity to involve you in our business and look forward to growing our community together. Cheers!



Josh Hare
Founder & Managing Member
Hops & Grain Brewing

Founder



Josh Hare

CEO

Creator of an award winning staple in the Austin beer scene. Built sustainable practices into all aspects of business (canning beer not bottling it, donating 1% of profits to environmental causes).

AND THE REST OF THE TEAM



Sheila Garcia

Marketing Manager

Native Texan and Spurs fan. Over 10 years of experience in media and marketing working at a food bank, a radio station, and Whole Foods. Passionate about small business growth.



Libby Spencer

Tap Room Manager

Previously worked at an award winning bakery, a Scottish pub, and a taco bar. Knows the ins and outs of bar management.



William Bearden

Sales Manager

Managed a wine bar with over 48 taps of beer and 1000 bottles of wine. Voted as "Tap Room Host You want to Run Into" by Austin Beer guide. Certified Specialist of Wine (CSW).



Bob Langner

Operations Manager

South Dakota Native who worked in farming and beer. Started at H&G as a keg cleaner. Now runs the Lab Analysis program for H&G. Avid cyclist and Blackhawks fan.



Bob Galligan

Coffee | Tea | Education Manager

Jack of all trades at Hops and Grain. Has created his own beer and recognized as an industry changer by Zagat. Loves everything Minnesotan, Irish, and the outdoors.

Raised $2,000,000From 555+ Investors

Tyler Sakosits

Searching for compelling investment opportunities that I fervently believe will be disruptive forces in shaping our future for the better.

John Deniston

Ideas Guy. Stanford MBA. Military Veteran.

Sumant Chhunchha

Software Developer exploring investment options for long term

Mark A Funkhouser

Facility management professional looking to be a p/t investor in fun start-ups.

Brent Reynolds

Entrepreneur leveraging strong business acumen and experience as a volunteer and leader with non-profit organizations, colleges, and startup companies.

Jeffrey Gaul

Veteran and happy father of three.

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What are you building?

Ha: After 5 years of rapid growth in our local market, we are setting out to build a second production facility and tasting room in San Marcos, TX with the goal of tripling our current production capacity and reaching a vibrant, fast growing market of young professionals.

We plan to carry our attention to detail, adherence to quality standards and devotion to consistency to this new facility. We'll be building a state of the art brewery and a large tasting room and event space for private events as well as weekly hours for sampling and tours. Our expansion to San Marcos will enable us to reach more people, introduce new products and bring our capacity from 13,000 barrels to 33,000.

WF: How did you get started?

Ha: My background in beer began in college as a young biology student. I attended small university that didn't allow alcohol consumption during your tenure so my buddies and I found that you could purchase all the ingredients to make beer without being legal drinking age. It began as more of an experiment and ultimately turned into a pretty elaborate homebrew operation.

Years later, I was just as in love with homebrewing as when I started. So I began pitching this idea of building a brewery that not only makes great beer, but markets it to this huge community of people that love to get outside, love to eat good food, and love to support local.

WF: Why open up in East Austin?

For the 11 years that I've lived in Austin I've always resided in East Austin. It's a rapidly developing area that has seen a lot of changes in the 11 years that I've been here. Historically the neighborhood has been rooted in 3rd, 4th, 5th generation families that really, really love their neighborhood. They like the idea of not having to drive all the way across town to go to a grocery store. You kind of have everything, it's a self sustaining community—but it lacked a brewery. Having lived there and fallen in love with the neighborhood, it seemed like a perfect fit for a brewery.

WF: What do you think a local brewery adds to the community?

Ha: What I fell in love with was this romantic vision of a brewery in the middle of a neighborhood with huge vent stacks on the roof and steam coming out the top of it. The neighborhood brewery. As major cities like Austin and Denver continue to grow in numbers and space it's becoming more and more important to provide access to what makes our cities great without having to drive an hour to get to them.

Austin receives an incredible amount of tourism because of our reputation as such a locally committed city. Visitors say they love the local feel of Austin. The local feel that they recognize and enjoy in Austin is being in the middle of a neighborhood and popping into a restaurant or a bar or a brewery. So when it came to opening a brewery, there were no other options for me.

WF: What makes your brand unique?

Ha: The beer that we produce is one component but the story that we tell is what brings people back time and again. For us, our story is about our focus on the community.

We make beers that we believe are culturally relevant. Rather than going in and saying, "These are the beers that we like to drink, enjoy it or not." We like to open our doors, invite people in, and hear what the community wants. There are elements of it that scream Austin.

Our product is build on quality. Early on we made a huge investment in an onsite lab. You can get people to drink your beer once, but if you want them to drink it twice it needs to be consistent, and it needs to be high quality and it needs to taste great. Our lab is where we ensure that quality. At a brewery of our scale it's unheard of to have the type of equipment that we have in our lab but I believe there's no way you can scale a brand if you can't make it over and over and over identical to the way that you did before, and continue to grow the quality.

WF: Tell us about the beer lab.

Ha: The first one is our QA/QC lab where we test shelf stability, storage stability and multiple other data points that ensure we are producing a consistent and high quality product. We test every parameter that we can throughout our entire process.

The second lab is our pilot brewery. Inside of our facility is this small scaled down replica of our main brew house that produces 100 gallons per batch. That's the place where we churn out all kinds of experimental beers, test out new ingredients and train new staff. We only serve those products on-site and we really involve every customer that comes into our tasting room in that process.

WF: How do you choose your beers and flavors?

Ha: I currently serve the role of brewmaster. I write all of our recipes and I oversee quality management. The recipes all really start from my conversations with people. Our product lineup is a reflection of our community.

Once we dial in the concept for a new beer, that's when I sit down and really start to dig into specific recipe formulation from water profiles all the way down to the specific malt and hop varieties. From there every beer starts on that small pilot system. We brew multiple batches on that system testing out different things, testing out feedback from our customers, before we ever decide to scale that up and actually put it into a package.

During that trial and error process is when we start to involve our graphic designer. We involve him in the entire evolution of the brand, and the story of the brand, so that when he starts to put together those visual elements from can design, to tap handle, to inclusion into our website, it's all consistent.

WF: How had the business been doing up to now?

Ha: We did not anticipate the overwhelming response that we go when we started selling out beer. Our projections showed us selling the volume that we currently sell in our 10th year. We, almost overnight, were completely sold out.

We basically doubled our production year over year for 4 straight years. Our current facility is just about maxed out on available space and capacity so we've started installing systems that enable us to yield a little bit more beer out of each tank.

We are in year 5 and we still have not been able to expand outside of Austin. We're not even able to supply the demand in Austin. It's been an incredible experience but it's also been a stressful experience just trying to balance it out. We've had to say no a lot over the past year with new accounts because I believe it's critically important that we maintain inventory at all of our current accounts. It's been frustratingly gratifying.

WF: What percent of your revenue is from the tap house v. distributors?

Ha: 95% of what we produce in gallons goes out to our wholesalers. Among that we're pretty evenly split 50/50 between 6 packs of 12 oz cans and kegs for draft sales. We've got a really great presence in HEB, Whole Foods, Central Market, Trader Joe's, Total Wine, Spec, all of the major chain stores here in Austin as well as almost 300 independent liquor stores and corner shops that love to showcase craft beer. We have a really great reach in the off-premise channels. Wit the on-premise side there are literally hundreds of restaurants and bars that are really committed to craft beer here in Austin and we service all of those as well.

The other 5% of volume is what we pour in our tasting room. When you look at revenue though, 25% of our annual revenue comes from our tasting room.

WF: What kind of margins do you get on beer sold on site v. distribution?

Ha: Our margins on the beer that goes out into the wholesale market is between 4-8%. Kegs are a little bit higher margin because of the lower packaging cost but all around the margins are very tight when you work with a wholesaler. We have to focus on volume to maintain profitability whereas when we make it in house and serve it in house our only overhead is our labor. Our margins are in the 60-65% when we sell it on-site.

Because of our current model of selling a souvenir glass we have the cost of the glass that eats into our margins. After all is said and done our cost of goods for that $10 souvenir glass is nearly $2. Selling it by the glass and not having to sell the actual glass itself, but just the liquid, that should improve our profit margin another 10-12%.

WF: Is selling beer on site or retail distribution more important to the business?

We get customers that are buying our beer out in the market, and then they look up our website and see we have a tasting room and then they come to visit. We also have people that find our tasting room first, come in and then realize that we also package our beer and the next time they're at the grocery story they pick up a six pack. They really feed each other I think almost equally.

WF: Why are you expanding and how did you choose the new location?

Ha: The plan for this new expansion is to enable our current facility to keep operating at full capacity. The new facility in San Marcos will also have an on-site tasting room and production space similar to our Austin facility. San Marcos as a city is much easier from a city code perspective than Austin which also heavily factored into the decision making.

San Marcos is growing incredibly fast. There are almost 35,000 students there and a large population of young professionals. Because the cost of living is much cheaper than Austin, many people live there and commute into the city. We've been wanting to expand down into the San Antonio market, Houston, El Paso and then eventually Dallas/Ft. Worth. This second facility will enable us to service all of those new markets.

The corridor between San Antonio and Austin is connecting more closely every year. San Marcos is perfectly positioned between the 2 cities and there is a lot of commuter traffic up and down that corridor.

WF: How do you think about competition?

Ha: Competition is definitely ramping up in our industry, especially when you look at retail shelf space. There's a lot of brands out there, a lot of choices, which is ultimately why people come to craft beer to begin with, because of those choices. We want to make beer that's high quality, but it's the beer that you have in your fridge all the time.

That's a big differentiator for us, our focus has not just been around making the whales, as our industry calls them. We make very consistent, very high quality, very reliable beer. From a competition standpoint we own that shelf space.

WF: How fast have you been growing?

Ha: Last year we cleared just over $2 million in revenue and we should do $3.2 million this year. Because of our continued growth in our tasting room sales we've been able to continue that 75/25 revenue split each year.

With our new efficiencies in raw materials purchasing as well as new production efficiencies, we're able to get a little bit higher margin from our wholesale revenue. This year is where we'll see our revenue will grow over 100% but our production volume will be around 80% growth. Something that we'll take into this new facility is building those efficiencies in from the beginning so we can realize the raw material economies of scale ordering for both facilities.

WF: Have you chosen the site for the new brewery yet?

We've been looking at a lot of properties in San Marcos and have a number of great potential sites. We've already met with the local city and building offices there and have a good idea for the construction timeframe. I already know exactly how long the brewing equipment takes to fabricate and make. Wrapping up the fundraising piece is the next step for us.

WF: What are the risks and challenges?

Ha: The biggest thing that we've found, as far as the challenges, is finding and retaining good people. We've got an incredible management team in place in Austin that will be able to really help communicate the culture to the employees underneath them at both facilities. That's the most important thing in retaining staff. Knowing that we don't have to start from scratch on a management team at the new facility will really help mitigate some of the risk.

Construction permitting is never as easy as you would like for it to be, so that's a challenge as well. Building in a new city will be a learning experience, but knowing, and having a great general contractor that has done work in San Marcos definitely takes some of the load off. I would say some of the biggest challenges are going to be the staffing element, and then just getting through the initial construction permitting.

WF: What are the backgrounds of your teammates?

Ha: Our operations manager's background has been in farming and operations management. Being in an industry like beer where we produce an agricultural product he's been a huge asset in really streamlining inventory management, staffing, and the day to day production and operations. Then we have our packaging manager who came to us from the petroleum industry working in demolition and excavation and is very operations focused. He manages everything from the beer going into kegs and cans all the way downstream to wholesalers picking up from us and managing their inventory.

Our marketing manager came to us from Whole Foods. She was the marketing lead here in Austin. She's got an incredible amount of experience both in digital marketing, and then also event marketing. She manages all of our digital channels, social media, monthly newsletter, Yelp, our Google Plus pages, all of those elements that ultimately tell our story. She also manages all of our on-site events. Our tap room manager came to us from from Boston where she had 10 years in bar management experience.

Our sales manager spends most of his time out in the field managing both the sales team with our distributors, as well as doing higher level account management with our retailers. Our tap room manager has a great staff underneath her that tells the story directly to our customers.

On the production side, having 2 people that are really focused around efficiency, and have a lot of experience in that has been huge. Because we're dealing with farmers and growers all over the country, and brokers in the middle, and we're at the mercy of mother nature, having people that have worked in industries that understand that and understand how to compensate for it has been huge.

WF: What are your guiding principles?

Ha: Commitment to our industry, our community, and our environment. Any time we decide to do anything, be it hiring a new employee, changing raw materials suppliers, writing a new recipe, buying glassware for the tasting room, we always ask ourselves if we are going to add, or bring more, sustainability to all three of those areas with that decision.

If we can say yes, then we move forward with that exploration and that's a huge piece of what we stand for. We use 100% wind energy, we make dog treats out of our spent brewing grains and we divert all of our solid waste away from our waste water stream. We work with a local company that uses it for compost starter. We are a recognized platinum green business leader by the city of Austin for our sustainability initiatives.

Ask a Question

Type your question here... ASK QUESTION

Mondell G. Crosby INVESTOR — Jan 6
An update would be nice!!!!! I just love how the CEO can post like crazy when looking for investors but not a peep once the money is received.

Mary Matthews — Dec 27
Hello, Josh. Would like to have an update on the San Marcos location. Also, I don't see my name listed as an investor (my husband's name is listed - Jess Matthews). ??? Thanks. Mary Matthews

Charles Friedman — Nov 29
What is the latest progress on the San Marcos Facility?

Archan Gusani — Nov 19
When will I get my investments back?

Greg Barr INVESTOR — Oct 21
Thanks for your recent updates on the progress in San Marcos. I have a general question that will apply down the road a bit when you start making your first payouts. Since I made my investment I moved to another city and have a different bank account than the one used to tranfer funds over when I made the investment. Will payouts go directly to investor bank accounts, and if so, how do I update that information?

Danny Putegnat — Jul 11
I cannot locate the H&G business page, nor investors only updates on my portal.

Mary Spadaro — Dec 22 2017
How about an Investor's Update guys - the round closed more than 15 months ago. I would like to know your progress. thanks, Mary



Josh Hare CEO FOUNDER — Dec 22 2017
Hello Mary, as an investor you should have access to the investors only area of your Wefunder account. The most recent update was posted about 2 weeks ago

Matthew Palmer INVESTOR — Nov 22 2017
What's the status of the San Marcos facility and when will we be receiving our first payments?



Josh Hare CEO FOUNDER — Nov 22 2017
Hello Mathew, I just posted an update to the business page and you should be able to see if there. Payments will be made annually starting in 2018. We have not begun production yet and likely won't until January 2018 but once we have begun generating sales the annual distributions will begin

Mary Matthews INVESTOR — Jun 26 2017
Hello - Any update on the projected opening date of the San Marcos facility? Thanks! Mary Matthews



Josh Hare CEO FOUNDER Nov 22 2017

Hello Mary, I just posted an update on the H&G business page, let me know if you aren't able to see those as we had some issues with our page over the summer. We are anticipating opening in early 2018

Matthew Palmer INVESTOR Jun 8 2017

Hi, it's been almost a year now. What's the status of the Sam Marcos location?



Josh Hare CEO FOUNDER Nov 22 2017

Hello Matthew, I just posted an update on the H&G business page, let me know if you aren't able to see those as we had some issues with our page over the summer. We are anticipating opening in early 2018

Jyran Glucky Jun 7 2017

How is the San Marco's location coming along?

Anthony Renaissance Murray INVESTOR Apr 22 2017

Any idea on when the first investor meeting for the 5K and up investors?



Josh Hare CEO FOUNDER Nov 22 2017

Hello Anthony, we are anticipating starting operations in January 2018 and will be having our first investor meeting around that time. As we get closer I'll be providing updates on that meeting through the business page

Kraig Kujawa Apr 17 2017

Hey guys, where are the updates? Don't take this the wrong way, but out of all my investments here, this is by far the quietest. Engage!

Ryan Fletcher Mar 17 2017

Why did you choose WeFunder as your crowdfunding portal?

Anthony Renaissance Murray Mar 2 2017

Any updates? Did I miss last years investor meeting? When do those begin?

Mehul Patel Jan 17 2017

Any updated on company? Last I heard was that y'all were submitting Architect plans to city?



Josh Hare CEO FOUNDER Jan 18 2017

Hello Mehul, we have submitted all plans to the city and should have approval very soon to begin breaking ground. We are still on track for a late summer opening. I'll continue to provide updates to all investors periodically through the Wefunder portal

Kevin Thompson Jan 15 2017

As an investor in the promissory note, what sort of tax forms should we expect for 2016 (if any) and 2017 (year in which payments start)?

Mary Matthews INVESTOR Jan 3 2017

What is the projected opening date of the San Marcos facility? Also, I note that I'm not listed on the "Investors" tab. I invested in 6-13-16 and did get a confirmation from Wefunder. Thanks. Mary Matthews



Josh Hare CEO FOUNDER Jan 4 2017

Hello Mary,
We are projecting to open the San Marcos facility in late summer 2017. If you scroll down through a few pages you will see yourself listed under the investors tab. There are 555 total investors so you may have to click "more investors" a few times before you see your name

Danny Putegnat INVESTOR Nov 3 2016

I think the new location address for the "investor only" posting should read 110...the location you posted would be a tight squeeze for stainless brewery equipment! Looking forward to the new spot, walking distance from my house!

Edward Smith Nov 2 2016

Hey there! we could connect you the beer distributors across the US let me know if that will help.

MORE QUESTIONS


ZOE
A PALE LAGER
AFFABLE
ZOE

Josh Hare

Owner, Hops and Grain LLC

Austin, Texas Area | Food & Beverages

Current	Hops and Grain LLC
Previous	Rogue Equipment
Education	Abilene Christian University

https://www.linkedin.com/in/josh-hare-59590021

Contact Info

Background

Experience

Owner
Hops and Grain LLC
2009 – Present (7 years)

Manager
Rogue Equipment
2007 – 2009 (2 years)

Education

Abilene Christian University

Skills

Top 5

- Strategic Planning
- Customer Service
- Social Media
- Marketing Strategy
- Marketing

Josh also knows about...

- Sales
- Team Building
- Social Media Marketing
- New Business Development
- Event Management